Exhibit 99.1

Press Release

Press Contact	Investor Contact
Robert Craig Onyx Software 617-314-6846 rcraig@onyx.com	Rosemary Moothart Onyx Software 425-519-4068 RosemaryM@onyx.com
For release 4 PM, Eastern
March 22, 2006
Onyx Software Receives CDC Proposal
BELLEVUE, WA - March 22, 2006 — Onyx® Software Corporation (NASDAQ: ONXS), a worldwide leader in customer management solutions for the enterprise, today announced it has received an unsolicited proposal from CDC Corporation (NASDAQ: CHINA).
The Onyx Board of Directors will evaluate the proposal in light of what it believes to be in the best interests of Onyx shareholders.
Onyx remains optimistic about its market opportunity and is firmly committed to continue to execute its current growth strategy while evaluating the proposal.
About Onyx Software
Onyx Software Corporation (NASDAQ: ONXS) is a worldwide leader in customer management and process software for mid and large size enterprises. Onyx provides flexible solutions that enable organizations to automate, manage, and evolve their customer processes quickly and cost-effectively for strategic advantage. By providing an integrated suite of customer process automation applications encompassing customer management, process management, and analytics capabilities, Onyx enables enterprises to reduce costs, increase productivity and grow revenue. Major companies are aligning their customer-facing departments and managing their customer processes with Onyx software - companies such as Amway Corporation, Mellon Financial Corporation, The Regence Group and State Street Corporation. More information can be found at (888) ASK-ONYX, info@onyx.com or http://www.onyx.com/.
Forward-Looking Statement
This press release contains forward-looking statements, including statements about Onyx’s growth strategy and market opportunity and it’s consideration of the CDC proposal. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The words “predict,” “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Onyx’s actual results include, but are not limited to the ongoing success of our growth strategy, the discussions, if any, that may take place between Onyx and CDC and the “Important Factors That May Affect Our Business, Our Results of Operations and Our

Onyx Considers CDC Proposal
Stock Price” described in our annual report on form 10-K and our quarterly reports on form 10-Q and other filings with the Securities and Exchange Commission which are available on our investor relations home page at www.onyx.com/investors. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.
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Onyx is a registered trademark of Onyx Software Corporation in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.